Exhibit 99.1

Financial Report October - December 2014

Strong EPS growth and improved operating margin

(Stockholm, January 29, 2015) – – – For the three-month period ended December 31, 2014, Autoliv, Inc. (NYSE: ALV and SSE: ALIV.Sdb) – the worldwide leader in automotive safety systems – reported consolidated sales of $2,354 million. Quarterly organic sales* (for non-U.S. GAAP measures see enclosed reconciliation table) grew by more than 5%. The adjusted operating margin* was 10.1%.

The expectation at the beginning of the quarter was for organic sales growth of “around 2%” and an adjusted operating margin of “around 9.5%”. The higher than expected sales growth came mainly from strong sales in Europe and North America.

For the first quarter of 2015, the Company expects organic sales to increase by around 3%, and an adjusted operating margin of around 8%. The expectation for the full year is for organic sales growth of more than 6%, and an adjusted operating margin of around 9.5%.

Key Figures

(Dollars in millions, except per share data)	Q4 2014	Q4 2013	Change
Net sales	$2,353.7	$2,351.9	0.1%
Operating income	$216.7	$202.7	6.9%
Operating margin	9.2%	8.6%	0.6pp
Adjusted operating margin1)	10.1%	10.0%	0.1pp
Earnings per share, diluted2)	$1.65	$1.04	58.7%
Adjusted earnings per share, diluted 1, 2)	$1.81	$1.70	6.5%
Operating cash flow	$229.3	$299.2	(23.4)%

1) Excluding costs for capacity alignment and antitrust matters*. 2) Assuming dilution and net of treasury shares.

Comments from Jan Carlson, Chairman, President & CEO

“We ended 2014 with a quarter in which sales growth as well as operating margin exceeded our expectations. For the full year Autoliv returned a record $811 million to our shareholders through dividends and buy backs. In our active safety business we achieved 45% organic* growth for the year. I am proud of what our 60,000 employees achieved together in 2014.

As of January 1, 2015 we have changed our operating structure and will have two reporting segments – Passive Safety and Electronics. By integrating our passive electronics and active safety businesses into a new segment we take the next step in the company’s development in the broader area of electronics.

Our long-term target is to reach $2 billion in Electronics sales for 2019, out of which around $1 billion will be active safety sales. The trend in the automotive industry towards automation, and ultimately autonomous driving, is stronger than ever and we strive to create long-term growth and value in this developing field. In support of our strategy we will further increase investments in research and development for electronics and plan to hire up to 300 electronics engineers during the year.

In 2015 we anticipate an expansion in overall operating margin despite record investments in both capital and R&D. This is made possible by our continued market leadership in passive safety. Our full year growth rate for active safety will be affected by the fact that new launches will mainly come in the later part of 2015. Our electronics margin is negatively affected by the stronger dollar.

The unprecedented number of recalls during 2014 shows that our strategy of being the quality leader in all aspects of our business is the right and only choice. Related to the situation with airbag inflators in our industry we now have agreements with several OEMs for new supply capacity and are in discussions for more. We see this as a vote of confidence from our customers for our quality track record and reliable inflator technology.

We enter 2015 with a relentless focus on quality. For the year we see good growth prospects together with continued investments in support of our long-term strategy, as well as improving margins.”

An earnings conference call will be held at 2:00 p.m. (CET) today, January 29. To follow the webcast or to obtain the pin code and phone number, please access www.autoliv.com. The conference slides will be available on our web site as soon as possible following the publication of this earnings report.

Q4 Report – 2014	4th Quarter

Outlook

Mainly based on our customer call-offs we expect organic sales for the first quarter of 2015 to grow by around 3% compared to the same quarter of 2014. Currency translations are expected to have a more than 7% negative effect, resulting in a consolidated sales decline of close to 5%. The adjusted operating margin, excluding costs for capacity alignments and antitrust matters, is expected to be around 8%.

The expectation for the full year is for organic sales growth of more than 6%. Consolidated sales are expected to grow by less than 1% as effects from currency translations are expected to be negative by almost 6%. The expectation for the adjusted operating margin is around 9.5%, excluding costs for capacity alignments and antitrust matters.

The recent volatility in the currency markets has led to a heightened uncertainty regarding the potential impact of currencies on the Company’s results.

Our capacity alignment program continues and the Company currently expects the costs for the program to be at least $60 million for the full year 2015.

The projected effective tax rate for the full year 2015 is currently expected to be around 31%, excluding any discrete items, and is subject to change due to any other discrete or nonrecurring events that may occur.

Operational cash flow is expected to remain strong and to be around $0.8 billion excluding any discrete items. Capital expenditures in support of our growth strategy are expected to be 5-6% of sales. Excluding capital expenditures for the inflator replacement business capital expenditures would have been expected to be 4-5% of sales.

Consolidated Sales

Consolidated sales were virtually flat at $2,354 million compared to $2,352 million in the same quarter of 2013. Excluding negative currency effects of $118 million, the organic sales growth* was more than 5%. This compares favorably to the organic sales growth of “around 2%” expected at the beginning of the quarter. The primary reasons that Autoliv exceeded its quarterly sales guidance were higher than expected sales in Europe, driven by sales in the premium segment, and in the US, driven by successful launches for vehicles with high Autoliv content.

Sales by Product

Change vs. same quarter last year	Sales (MUSD)	Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change*
Airbags	$1,506.1	(0.9)%	—	(4.7)%	3.8%
Seatbelts	706.7	(3.5)%	—	(5.3)%	1.8%
Active Safety	140.9	39.9%	—	(8.8)%	48.7%
Total	$2,353.7	0.1%	—	(5.0)%	5.1%

1) Effects from currency translations.

The growth in sales of airbag products (including steering wheels and safety electronics) was mainly driven by steering wheels and side curtain airbags. The growth was partially offset by lower sales for passenger airbags.

The slight growth in seatbelt products was a result of strong sales growth in North America and Europe offset by model transitions and declining volumes for various models throughout Asia. The trend of higher sales for more advanced and higher value-added seatbelt systems continued globally.

All areas of active safety products (automotive radars, night vision systems and cameras with driver assist systems), particularly vision and radar products, showed strong growth. Radar products sold to Mercedes, Jeep and Chrysler and vision products sold to BMW were the main contributors to the growth.

Q4 Report – 2014	4th Quarter

Sales by Region

Change vs. same quarter last year		Sales (MUSD)	Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change*
Asia		$821.8	(4.9)%	—	(3.6)%	(1.3)%
Whereof:	China	$436.4	0.0%	—	(0.6)%	0.6%
	Japan	$150.7	(17.9)%	—	(12.4)%	(5.5)%
	Rest of Asia	$234.7	(3.6)%	—	(1.9)%	(1.7)%
Americas		$779.1	4.6%	—	(1.9)%	6.5%
Europe		$752.8	1.3%	—	(9.9)%	11.2%
Global		$2,353.7	0.1%	—	(5.0)%	5.1%

1) Effects from currency translations.

The organic sales growth* of more than 5% in the quarter was mainly a result of strong growth in Europe and North America.

Autoliv’s sales in Asia in the quarter were $822 million. The Company divides its Asian sales into three parts: China, Japan and the Rest of Asia.

Sales from Autoliv’s companies in China grew organically* by less than 1% in the quarter. The low growth was a result of an unfavorable vehicle mix predominantly with Japanese manufacturers. The minor increase in sales was mainly driven by Chinese OEMs.

Organic sales* from Autoliv’s companies in Japan decreased by more than 5% in the quarter. The sales decline was mainly due to lower production for models from Honda and Mazda as well as lower export sales for Hyundai/Kia, which was partly offset by sales increases for models from Toyota and Nissan and sales of replacement inflators to Honda.

Organic sales* from Autoliv’s companies in the Rest of Asia (RoA) declined by less than 2% in the quarter. The decline was due to lower sales in South Korea, while other parts of the region, including India, showed growth. The decline in South Korea was driven by lower sales to some models from Kia, partly offset by the launch of the new Hyundai Genesis and increased production of models from Samsung.

The strong sales increase in India was driven by launches, production ramp-ups and new business for models from Hyundai and Tata with high Autoliv content per vehicle, partly offset by lower sales for models from Mahindra.

For Autoliv’s companies in the Americas, the sales development was mixed for the quarter. In North America, organic sales grew rapidly, driven by ramp-ups of several recent launches such as Nissan’s Murano, Hyundai’s Sonata, Toyota’s Highlander and Acura’s TLX. The growth was partly mitigated by the phase out of the current Ford F-Series. In South America, organic sales declined as a result of lower vehicle production and sales decreases for models from Ford and Peugeot, partly offset by higher sales for models from Fiat.

The strong organic sales growth* of more than 11% in the quarter from Autoliv’s companies in Europe was driven by the ramp-up of Mercedes’ C- and S-Classes and increased sales for GLA models, which all include collision prevention assist (CPA) and advanced seatbelts. Land Rover’s Discovery and Range Rover models also contributed to the growth. In general premium brands were strong growth drivers. High sales for VW’s Golf and Passat and Ford’s Transit also contributed to the growth. The model transition of Volvo’s XC90 and decreased sales of Peugeot’s 208 and Citroën’s C3 Picasso partly offset the growth.

Launches in the 4th Quarter

Ford’s new F-Series Inflatable curtains, side airbags and safety electronics.	Chevrolet’s new Colorado Safety electronics and seatbelts with pretensioners.	Ford’s new Mondeo Passenger airbag, inflatable curtains and side airbags.

Opel’s new Corsa Inflatable curtains, side airbags and seatbelts with pretensioners.	Hyundai’s new ix25 Driver airbag, passenger airbag, inflatable curtains, side airbags and safety electronics.	Great Wall’s new Haval H9 Steering wheel with driver airbag, passenger airbag, inflatable curtains, side airbags, safety electronics and seatbelts with pretensioners.

Nissan’s new Murano Passenger airbag, inflatable curtains, side airbags, safety electronics and seatbelts with pretensioners.	BMW’s new X6 Seatbelts with pretensioners, vision and night vision cameras.	Ford’s new Edge Steering wheel with driver airbag and passenger airbag.

Q4 Report – 2014	4th Quarter

Earnings

(Dollars in millions, except per share data)	Q4 2014	Q4 2013	Change
Net Sales	$2,353.7	$2,351.9	0.1%

Gross profit	$467.9	$454.9	2.9%
% of sales	19.9%	19.3%	0.6pp

S,G&A	$(106.8)	$(103.2)	3.5%
% of sales	(4.5)%	(4.4)%	(0.1	)pp

R,D&E net	$(122.9)	$(109.6)	12.1%
% of sales	(5.2)%	(4.7)%	(0.5	)pp

Operating income	$216.7	$202.7	6.9%
% of sales	9.2%	8.6%	0.6pp

Adjusted operating income1)	$237.2	$236.3	0.4%
% of sales	10.1%	10.0%	0.1pp
Income before taxes	$203.3	$194.6	4.5%
Tax rate	27.2%	48.3%	(21.1	)pp
Net income	$148.0	$100.5	47.3%
Net income attributable to controlling interest	$148.2	$99.7	48.7%
Earnings per share, diluted2)	$1.65	$1.04	58.7%
Adjusted earnings per share, diluted1, 2, 3)	$1.81	$1.70	6.5%

1) Excluding costs for capacity alignment and antitrust matters*. 2) Assuming dilution and net of treasury shares. 3) Excluding a non-cash, non-recurring valuation allowance for deferred tax assets in 2013*.

For the fourth quarter 2014, gross profit was $13 million higher than in the same quarter 2013 mainly due to improved gross margin. The gross margin improved by 0.6pp to 19.9%, from 19.3% in the same quarter 2013 mainly from the organic sales growth, favorable currency effects, and raw material savings. These positive impacts were partially offset by our continued investments in production capacity and growth, including vertical integration.

Operating income increased by $14 million to $217 million, or 9.2% of sales, mainly due to the higher gross margin combined with a decrease in capacity alignment costs.

Selling, General and Administrative (S,G&A) expenses increased by close to $4 million.

Costs of $19 million related to capacity alignments and close to $2 million related to antitrust matters reduced operating margin by 0.9pp in the fourth quarter, compared to 1.4pp in the same quarter of 2013. Adjusted operating margin*, excluding these costs, was 10.1% compared to 10.0% of sales for the same period in 2013. Income before taxes increased by $9 million from higher operating income partly offset by higher interest expense.

Income attributable to controlling interest was $148 million, an increase of $49 million from the fourth quarter of 2013 when discrete one-time tax items had a negative impact on the tax rate. The effective tax rate in the fourth quarter 2014 was 27.2% compared to 48.3% in the same quarter of 2013. The tax rate in the quarter decreased by 3.1pp due to favorable discrete tax items, net. In 2013, discrete tax items increased the tax rate by 18.6pp.

Earnings per share (EPS) assuming dilution was $1.65 compared to $1.04 for the same period one year ago. EPS assuming dilution was positively affected by the lower number of shares outstanding by 10 cents, lower capacity alignment and legal costs by 9 cents and higher operating profit by 6 cents. These positive effects were partly offset by higher interest expense by 7 cents. In addition the 2013 EPS was negatively affected by 41 cents from a non-recurring allowance for deferred tax assets. The adjusted EPS* assuming dilution was $1.81 compared to $1.70 for the same period one year ago.

The weighted average number of shares outstanding assuming dilution decreased to 89.9 million compared to 95.5 million in the fourth quarter of 2013.

Q4 Report – 2014	4th Quarter

Cash flow and Balance Sheet

Cash flow from operations amounted to $229 million compared to $299 million in the same quarter of 2013.

Cash flow before financing* was $104 million compared to $190 million during the same quarter of 2013. Capital expenditures, net of $128 million were $51 million more than depreciation and amortization expense in the quarter and $16 million more than capital expenditures during the fourth quarter of 2013.

During the quarter, operating working capital* decreased to 6.4% of sales from 6.7% on September 30, 2014. The Company targets that working capital in relation to the last 12-month sales should not exceed 10%.

Account receivables decreased in relation to sales to 68 days outstanding from 72 days on September 30, 2014, but increased from 66 days outstanding on December 31, 2013. Days inventory outstanding decreased to 30 days from 33 days on September 30, 2014, but increased from 29 days on December 31, 2013.

The Company’s net cash position* decreased by $148 million during the quarter to a net debt position of $62 million at December 31, 2014. This was mainly due to the Company’s repurchase of its common shares amounting to $186 million and a quarterly dividend payment that reduced net cash by $48 million. Gross interest-bearing debt decreased by $170 million to $1,601 million.

Autoliv’s policy is to maintain a financial leverage commensurate with a strong investment grade credit rating. The Company measures operating financial leverage ratio as net debt (cash) adjusted for pension liabilities in relation to EBITDA (earnings before interest taxes depreciation and amortization). The long-term target is to maintain an operating financial leverage ratio* of around 1x within a range of 0.5x to 1.5x. As of December 31, 2014 the Company had a leverage ratio of 0.3x.

During the quarter, total equity decreased by $234 million to $3,442 million due to $186 million for repurchased shares, $47 million for dividends, including dividends paid to non-controlling interest, negative currency effects of $109 million and $53 million from changes in pension liabilities. These negative effects were partially offset by $148 million from net income and $14 million from common stock incentives. Total parent shareholders’ equity was $3,427 million corresponding to $38.64 per share.

Light Vehicle Production Development

Change vs. same quarter last year	China	Japan	RoA	Americas	Europe	Total
LVP1)	6.6%	(7.6)%	(2.2)%	1.1%	(0.1)%	1.3%

1) Source: IHS January 16, 2015.

During the three month period from October to December 2014, global LVP is estimated by IHS to have increased by more than 1% compared to the same quarter in 2013. This was in line with IHS expectation at the beginning of the quarter.

In China, which accounts for around 16% of Autoliv’s sales, LVP grew by close to 7%, 1pp more than the October estimate.

In Japan, which accounts for around 7% of Autoliv’s sales, LVP declined by close to 8%, 1pp less than the October estimate.

In the RoA, which represents 10% of Autoliv sales, LVP declined by more than 2%, a 4pp decline from the October estimate.

In the Americas, which account for around one third of Autoliv’s sales, LVP grew by more than 1%, in line with the October estimate. In North America, LVP increased by more than 4%, also in line with the October estimate. In South America, the decline was close to 11%, 1pp more than the decline expected in IHS’s October estimate.

In Europe, where Autoliv currently generates around one third of its sales, LVP was flat, which is close to 1pp better than IHS’s estimate in October. In Western Europe, LVP grew by around 4%, more than 1pp more than the October estimate. In Eastern Europe, LVP declined by more than 7%, in line with the October estimate.

Headcount

		December 31, 2014	September 30, 2014	December 31, 2013
Headcount		60,016	59,023	56,475
Whereof:	Direct workers in manufacturing	72%	72%	72%
	Low Cost Countries	74%	73%	72%
	Temporary personnel	15%	16%	17%

Compared to the previous year, total headcount (permanent employees and temporary personnel) increased by around 3,500 people. In low cost countries,

headcount increased by approximately 3,700 people while the headcount in high cost countries decreased by close to 200 people.

Q4 Report – 2014	Full Year

Consolidated Sales Full Year 2014

Consolidated sales increased to $9,240 million from $8,803 million in 2013. Excluding currency effects, the organic sales growth* was more than 6%. All regions of the Company showed organic sales growth* for the full year 2014.

Sales by Product

Year over year change	Sales (MUSD)	Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change*
Airbags	$5,951.3	4.7%	—	(1.1)%	5.8%
Seatbelts	$2,800.1	1.0%	—	(1.3)%	2.3%
Active Safety	$489.1	41.9%	—	(2.7)%	44.6%
Total	$9,240.5	5.0%	—	(1.2)%	6.2%

1) Effects from currency translations.

Sales of airbag products (including steering wheels and passive safety electronics) were favorably impacted by higher volumes of steering wheels, side airbags, knee airbags and safety electronics.

Sales of seatbelt products were particularly strong in Europe and North America. The growth was partly offset by unfavorable model transitions in Asia. The global trend towards more advanced and higher value-added seatbelt systems continued globally.

The strong increase in sales of active safety products (automotive radars, night vision systems and cameras with driver assist systems) resulted from growth in all areas of this business. Sales of radar related products were particularly strong, largely as a result of Mercedes’ further roll-out of Collision Prevention Assist (CPA) across most of its platforms. Sales of vision systems to BMW and increased night vision sales to BMW and Mercedes also contributed to the growth.

Sales by Region

Year over year change		Sales (MUSD)	Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change*
Asia		$3,097.9	4.2%	—	(1.4)%	5.6%
Whereof:	China	$1,521.6	8.3%	—	0.1%	8.2%
	Japan	$687.7	(0.1)%	—	(7.8)%	7.7%
	Rest of Asia	$888.6	0.9%	—	1.2%	(0.3)%
Americas		$3,099.4	5.3%	—	(1.3)%	6.6%
Europe		$3,043.2	5.5%	—	(1.0)%	6.5%
Global		$9,240.5	5.0%	—	(1.2)%	6.2%

1) Effects from currency translations.

For the full year 2014, sales in the Americas represent 34% of total sales, Asia (China, Japan, RoA) 33% and Europe 33%. Sales continue to be balanced across the regions. Growth in 2014 was well distributed with the exception of South America and the Rest of Asia.

Sales from Autoliv’s companies in China grew by more than 8%. Models from Ford, VW, Baojun, Great Wall and Haima particularly contributed to the growth. The Company experienced a slowdown in growth in the second half of 2014 due to low demand for models with high Autoliv content.

Organic sales* from Autoliv’s companies in Japan showed strong growth in 2014. This was primarily a result of a favorable model mix, particularly with Mazda and Toyota and specifically for the Nissan/Mitsubishi co-developed Dayz Roox.

Organic sales* from Autoliv’s companies in the RoA were essentially flat.

Sales from Autoliv’s companies in the Americas were positively impacted by the ramp-up of key launches with high safety content, primarily from Nissan, Jeep, Toyota and Hyundai. In general, Japanese OEM’s were strong contributors to the growth.

Sales from Autoliv’s companies in Europe were driven by sales to Mercedes through its continued roll out of CPA across most platforms as well as higher installation rates for blind spot radar. Models from Ford, VW and Land Rover also contributed to the growth.

Q4 Report – 2014	Full Year

Earnings

(Dollars in millions, except per share data)	Full year 2014	Full year 2013	Change
Net Sales	$9,240.5	$8,803.4	5.0%

Gross profit	$1,803.8	$1,704.6	5.8%
% of sales	19.5%	19.4%	0.1pp

S,G&A	$(414.9)	$(389.9)	6.4%
% of sales	(4.5)%	(4.4)%	(0.1	)pp

R,D&E net	$(535.6)	$(489.3)	9.5%
% of sales	(5.8)%	(5.6)%	(0.2	)pp

Operating income	$722.6	$761.4	(5.1)%
% of sales	7.8%	8.6%	(0.8	)pp

Adjusted operating income1)	$842.4	$808.4	4.2%
% of sales	9.1%	9.2%	(0.1	)pp
Income before taxes	$667.0	$734.0	(9.1)%
Tax rate	29.7%	33.2%	(3.5	)pp
Net income	$469.0	$489.9	(4.3)%
Net income attributable to controlling interest	$467.8	$485.8	(3.7)%
Earnings per share, diluted2)	$5.06	$5.07	(0.2)%
Adjusted earnings per share, diluted1, 2, 3)	$5.93	$5.82	1.9%

1) Excluding costs for capacity alignment and antitrust matters (including settlements of class actions in the second and third quarter 2014)*. 2) Assuming dilution and net of treasury shares. 3) Excluding a non-cash, non-recurring valuation allowance for deferred tax assets in 2013*.

Gross profit for the full year 2014 increased by $99 million, primarily as a result of the higher sales. Gross margin increased by 0.1pp as a result of the organic sales* growth, favorable currency effects and raw material savings. These positive effects were offset by our continued investments in production capacity and growth, including vertical integration.

Operating income decreased by $39 million to $723 million and the operating margin by 0.8pp to 7.8%. This decline in the operating margin was mainly due to the settlements of antitrust related class actions in the United States. Research, Development and Engineering (R, D&E) net, was $46 million higher due to costs for growth and increased development and engineering costs in active safety.

Excluding costs for capacity alignments and antitrust matters (including settlements of antitrust related class actions in the United States) the adjusted operating margin* was 9.1%, down from 9.2% in 2013. Costs related to the capacity alignment program were $45 million and costs related to antitrust matters (including settlements of class actions) were $75 million compared to $40 million and $7 million respectively for the full year 2013.

Income before taxes decreased by $67 million to $667 million, $28 million more than the decrease in operating income, mainly due to higher interest expense from the financing completed in April 2014. Net income attributable to controlling interest amounted to $468 million compared to $486 million for the full year 2013. Income tax expense was $198 million compared to $244 million in 2013. The effective tax rate was 29.7% compared to 33.2% for the full year 2013. Discrete tax items, net, decreased the tax rate in 2014 by 0.7pp, compared to 2013 when discrete tax items, net increased the tax rate by 4.5pp.

EPS amounted to $5.06 assuming dilution compared to $5.07 for 2013. EPS assuming dilution was negatively affected by capacity alignments and legal costs by 53 cents, higher interest expense by 23 cents and higher underlying tax rate by 16 cents. These negative effects were offset by higher operational income by 32 cents and lower amount of shares outstanding by 18 cents. In addition, the 2013 EPS was negatively affected by 41 cents from a non-recurring allowance for deferred tax assets. The adjusted EPS* assuming dilution was $5.93, up from $5.82 for the same period 2013.

The weighted average number of shares outstanding assuming dilution decreased to 92.4 million compared to 95.9 million for the full year 2013.

Q4 Report – 2014	Full Year

Cash flow and Balance Sheet

Operations generated $713 million in cash and $260 million before financing* compared to $838 million and $461 million, respectively, for 2013. The decrease was mainly due to $65 million related to the settlement of the U.S. antitrust class actions in the second quarter of 2014 and $74 million in higher capital investments.

Capital expenditures, net amounted to $453 million and depreciation and amortization totalled $305 million compared to $379 million and $286 million, respectively, for the full year 2013.

Autoliv’s net cash position decreased by $573 million, to a net debt position of $62 million due to the common share repurchases of $616 million, dividends totalling $195 million and the payment of $65 million for the settlement of antitrust related class actions in the U.S. The decrease was partly offset by strong cash flow particularly in the first and third quarters.

Total equity decreased by $558 million, due to $616 million for the repurchase of shares, close to $199 million for dividends, including dividends paid to non-controlling interest, $201 million from negative currency effects and $53 million from changes in pension liabilities. These unfavorable effects were offset by net income of $469 million and common stock incentives of $41 million.

Light Vehicle Production Development

Year over year change	China	Japan	RoA	Americas	Europe	Total
LVP1)	9.4%	1.8%	(2.6)%	0.4%	3.2%	3.3%

1) Source: IHS January 16, 2015.

For the full year 2014, global LVP is estimated by IHS to have increased by more than 3% compared to the full year 2013. IHS expectation at the beginning of the year was for growth of 3.5%.

In China, which accounts for 16% of Autoliv’s sales, LVP grew by more than 9%, slightly less than the January 2014 estimate.

In Japan, which accounts for around 7% of Autoliv’s sales, LVP grew by close to 2%, almost 10pp more than the January 2014 estimate.

In the RoA, which accounts for 10% of Autoliv’s sales, LVP declined by close to 3%, compared to an increase of close to 3% expected at the beginning of 2014.

In the Americas, which make up around one third of Autoliv’s sales, LVP increased by less than 1%, a decrease of 3pp compared to IHS’s growth expectation at the beginning of the year. In North America, the increase was 5%, 1pp higher than the January 2014 estimate. In South America, the decrease was more than 16%, which was 18pp worse than in the January 2014 estimate.

In Europe, where Autoliv currently generates around one third of its sales, LVP grew by more than 3% which was 2pp better than IHS’s estimate in January. In Western Europe, LVP grew by more than 5%, 4pp better than estimated at the beginning of the year. In Eastern Europe, LVP decreased by less than 1%, compared to an increase of more than 1% estimated in January 2014.

Q4 Report – 2014

Other Significant Items

•	During the fourth quarter of 2014, the Company repurchased a total of 1,936,665 of its shares at an average price of $95.93 per share totaling $186 million.

•	On December 3, 2014, Autoliv announced that it will supply replacement airbag inflators to be used by Honda Motor Company in support of the ongoing field action initiatives in the United States.

•

On January 14, 2015, Autoliv communicated that it targets to reach $2 billion in sales for 2019 in its new Electronics segment, of which around $1 billion is expected to be active safety sales1). The Company also communicated that it has agreements with several different OEMs for new supply capacity of up to 25 million airbag inflators for delivery during 2015 and 2016 and is in discussions for the supply of millions of additional units.

•

In January 2015, the Company’s €200 million ($244 million) facility agreement with the European Investment Bank (EIB) was amended to extend the facility until January, 2016, with unchanged terms and conditions. The facility was unutilized at December 31, 2014. The funds, if utilized, would help finance R&D projects.

•

Beginning in January 2015, Autoliv has two operating segments and two reportable segments for financial reporting purposes. Commencing with Autoliv’s quarterly report on Form 10-Q for the period ending March 31, 2015, the Company will report its results under two segments – Passive Safety and Electronics. Autoliv will communicate certain historical figures for 2013 and 2014 according to the new reporting structure on March 30, 2015.

•

In January 2015, the Company’s settlement of the direct purchaser U.S. antitrust class action litigation was approved by the court. Some OEMs opted-out of the settlement, which reduced the settlement by $4.5 million. The Company is in discussions with certain OEMs regarding the possible resolution of potential claims for purchases not covered by the U.S. direct purchaser settlement, which could negatively impact its results in the period in which they are resolved or become estimable.

Dividends

On December 9, 2014, the Company declared a quarterly dividend to shareholders of 54 cents per share for the first quarter 2015.

This dividend will be payable on Thursday, March 5, 2015 to Autoliv shareholders of record on the close of business on Thursday, February 19, 2015.

For the first quarter dividend the ex-date, when the SDR shares will trade without the right to the dividend, will be Wednesday, February 18, 2015.

The ex-date when the common stock will trade without the right to the dividend will be Tuesday, February 17, 2015.

Next Report

Autoliv intends to publish the quarterly earnings report for the first quarter 2015 on Wednesday, April 22, 2015.

Footnotes

* Non-U.S. GAAP measure, see enclosed reconciliation tables.

1) This target assumes mid-January currency rates.

Definitions and SEC Filings

Please refer to www.autoliv.com or to our Annual Report for definitions of terms used in this report. Filings with the SEC of Autoliv’s annual report to stockholders, annual report on Form 10-K, quarterly reports on Form 10-Q, proxy statements, management certifications, press releases, current reports on Form 8-K and other documents can also be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

Q4 Report – 2014

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements, including without limitation, management’s examination of historical operating trends and data, as well as estimates of future sales, operating margin, cash flow, effective tax rate or other future operating performance or financial results, are based upon our current expectations, various assumptions and data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, changes in global light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier, changes in general industry and market conditions, changes in and the successful execution of our capacity alignment, restructuring and cost reduction initiatives discussed herein and the market reaction thereto; loss of business from increased competition; higher raw material, fuel and energy costs;

changes in consumer and customer preferences for end products; customer losses; changes in regulatory conditions; customer bankruptcies or divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; component shortages; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing negotiations with customers, our ability to be awarded new business; product liability, warranty and recall claims and other litigation and customer reactions thereto; higher expenses for our pension and other postretirement benefits; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims; negative impacts of antitrust investigations or other governmental investigations and associated litigation (including securities litigation) relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes limiting our business; political conditions; dependence on and relationships with customers and suppliers; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. The Company undertakes no obligation to update publicly or revise any forward-looking statements in light of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update any such statement.

Q4 Report – 2014

Key Ratios

	Quarter October - December		Full year	Full year
	2014	2013	2014	2013
Earnings per share, basic	$1.65	$1.05	$5.08	$5.09
Earnings per share, diluted1)	$1.65	$1.04	$5.06	$5.07
Total parent shareholders’ equity per share	$38.64	$42.17	$38.64	$42.17
Cash dividend paid per share	$0.54	$0.50	$2.12	$2.00
Operating working capital, $ in millions2)	595	543	595	543
Capital employed, $ in millions3)	3,504	3,489	3,504	3,489
Net debt (cash), $ in millions2)	62	(511)	62	(511)
Net debt to capitalization, %4)	2	N/A	2	N/A
Gross margin, %5)	19.9	19.3	19.5	19.4
Operating margin, %6)	9.2	8.6	7.8	8.6
Return on total equity, %7)	16.6	10.0	12.3	12.5
Return on capital employed, %8)	24.6	23.3	20.5	22.1
Average no. of shares in millions1)	89.9	95.5	92.4	95.9
No. of shares at period-end in millions9)	88.7	94.4	88.7	94.4
No. of employees at period-end10)	50,770	46,852	50,770	46,852
Headcount at period-end11)	60,016	56,475	60,016	56,475
Days receivables outstanding12)	68	66	71	70
Days inventory outstanding13)	30	29	32	31

1) Assuming dilution and net of treasury shares. 2) Non-U.S. GAAP measure; for reconciliation see enclosed tables below. 3) Total equity and net debt. 4) Net debt in relation to capital employed. 5) Gross profit relative to sales. 6) Operating income relative to sales. 7) Net income relative to average total equity. 8) Operating income and income from equity method investments, relative to average capital employed. 9) Excluding dilution and net of treasury shares. 10) Employees with a continuous employment agreement, recalculated to full time equivalent heads. 11) Includes temporary hourly personnel. 12) Outstanding receivables relative to average daily sales. 13) Outstanding inventory relative to average daily sales.

Q4 Report – 2014

Consolidated Statements of Net Income

	Quarter October - December		Full year	Full year
(Dollars in millions, except per share data)	2014	2013	2014	2013
Net sales
Airbag products	$1,506.1	$1,519.1	$5,951.3	$5,686.0
Seatbelt products	706.7	732.1	2,800.1	2,772.7
Active safety products	140.9	100.7	489.1	344.7

Total net sales	2,353.7	2,351.9	9,240.5	8,803.4

Cost of sales	(1,885.8)	(1,897.0)	(7,436.7)	(7,098.8)

Gross profit	467.9	454.9	1,803.8	1,704.6

Selling, general & administrative expenses	(106.8)	(103.2)	(414.9)	(389.9)
Research, development & engineering expenses, net	(122.9)	(109.6)	(535.6)	(489.3)
Amortization of intangibles	(3.6)	(5.1)	(16.0)	(20.4)
Other income (expense), net	(17.9)	(34.3)	(114.7)	(43.6)

Operating income	216.7	202.7	722.6	761.4

Income from equity method investments	1.1	1.9	6.9	7.3
Interest income	0.7	1.4	4.8	3.9
Interest expense	(18.2)	(8.6)	(63.4)	(32.9)
Other non-operating items, net	3.0	(2.8)	(3.9)	(5.7)

Income before income taxes	203.3	194.6	667.0	734.0

Income taxes	(55.3)	(94.1)	(198.0)	(244.1)

Net income	$148.0	$100.5	$469.0	$489.9

Less; Net income attributable to non-controlling interest	(0.2)	0.8	1.2	4.1

Net income attributable to controlling interest	$148.2	$99.7	$467.8	$485.8

Earnings per share1)	$1.65	$1.04	$5.06	$5.07

1) Assuming dilution and net of treasury shares.

Q4 Report – 2014

Consolidated Balance Sheets

(Dollars in millions)	December 31 2014	September 30 2014	June 30 2014	March 31 2014	December 31 2013
Assets
Cash & cash equivalents	$1,529.0	$1,846.7	$2,060.2	$1,096.8	$1,118.3
Receivables, net	1,706.3	1,712.7	1,843.1	1,826.1	1,688.0
Inventories, net	675.5	686.5	683.2	663.6	661.8
Other current assets	225.4	243.9	265.0	214.4	232.3

Total current assets	4,136.2	4,489.8	4,851.5	3,800.9	3,700.4

Property, plant & equipment, net	1,390.2	1,396.1	1,396.1	1,354.4	1,336.2
Investments and other non-current assets	255.3	238.9	268.9	271.2	259.0
Goodwill assets	1,594.0	1,602.6	1,612.1	1,610.6	1,610.1
Intangible assets, net	67.2	65.4	68.9	73.2	77.3

Total assets	$7,442.9	$7,792.8	$8,197.5	$7,110.3	$6,983.0

Liabilities and equity
Short-term debt	$79.6	$250.4	$246.4	$360.6	$339.4
Accounts payable	1,091.5	1,053.5	1,167.7	1,166.8	1,199.9
Other current liabilities	967.5	1,021.1	1,033.6	1,028.3	889.2

Total current liabilities	2,138.6	2,325.0	2,447.7	2,555.7	2,428,5

Long-term debt	1,521.2	1,520.5	1,528.3	277.7	279.1
Pension liability	232.5	148.0	153.9	151.8	147.3
Other non-current liabilities	108.5	123.6	124.2	125.2	127.7

Total non-current liabilities	1,862.2	1,792.1	1,806.4	554.7	554.1

Total parent shareholders’ equity	3,427.1	3,660.3	3,926.9	3,983.5	3,981.3
Non-controlling interest	15.0	15.4	16.5	16.4	19.1

Total equity	3,442.1	3,675.7	3,943.4	3,999.9	4,000.4

Total liabilities and equity	$7,442.9	$7,792.8	$8,197.5	$7,110.3	$6,983.0

Q4 Report – 2014

Consolidated Statements of Cash Flows

	Quarter October - December		Full year	Full year
(Dollars in millions)	2014	2013	2014	2013
Net income	$148.0	$100.5	$469.0	$489.9
Depreciation and amortization	77.4	75.4	305.4	286.0
Other, net	20.4	4.8	41.0	43.2
Changes in operating assets and liabilities	(16.5)	118.5	(102.7)	18.8

Net cash provided by operating activities	229.3	299.2	712.7	837.9

Capital expenditures, net	(127.9)	(111.9)	(453.4)	(379.3)
Acquisitions of businesses and other, net	2.1	2.9	0.4	1.9

Net cash used in investing activities	(125.8)	(109.0)	(453.0)	(377.4)

Net cash before financing1)	103.5	190.2	259.7	460.5

Net increase (decrease) in short-term debt	(165.8)	125.0	(252.7)	272.8
Issuance of long-term debt	10.0	—	1,263.0	—
Repayments and other changes in long-term debt	(0.1)	(142.3)	(1.2)	(277.3)
Dividends paid	(48.3)	(47.5)	(194.9)	(191.0)
Shares repurchased	(186.0)	(147.9)	(616.0)	(147.9)
Common stock options exercised	9.1	11.0	32.5	27.0
Dividend paid to non-controlling interests	—	(2.9)	(4.9)	(3.3)
Capital contribution from non-controlling interests	—	0.4	—	0.4
Other, net	0.1	0.1	0.5	1.0
Effect of exchange rate changes on cash	(40.2)	(2.5)	(75.3)	(1.6)

Increase (decrease) in cash and cash equivalents	(317.7)	(16.4)	410.7	140.6
Cash and cash equivalents at period-start	1,846.7	1,134.7	1,118.3	977.7

Cash and cash equivalents at period-end	$1,529.0	$1,118.3	$1,529.0	$1,118.3

1) Non-U.S. GAAP measure comprised of “Net cash provided by operating activities” and “Net cash used in investing activities”.

Q4 Report – 2014

RECONCILIATION OF NON-U.S. GAAP MEASURES TO U.S. GAAP

(Dollars in millions)

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv’s performance. We believe that these measures assist investors and management in analyzing trends in the Company’s business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Components in Sales Increase/Decrease

Because the Company generates approximately 75% of sales in currencies other than in the reporting currency (i.e. U.S. dollars) and currency rates have proven to be rather volatile, and due to the fact that the Company has historically made several acquisitions and divestitures, we analyze the Company’s sales trends and performance as changes in organic sales growth. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tables below present changes in organic sales growth as reconciled to the change in the total U.S. GAAP net sales.

Sales by Product

Quarter October - December	Airbag Products		Seatbelt Products		Active Safety		Total
	%	$	%	$	%	$	%	$
Organic change	3.8	$57.5	1.8	$13.3	48.7	$49.1	5.1	$119.9
Currency effects1)	(4.7)	(70.5)	(5.3)	(38.7)	(8.8)	(8.9)	(5.0)	(118.1)
Acquisitions/divestitures	—	—	—	—	—	—	—	—

Reported change	(0.9)	$(13.0)	(3.5)	$(25.4)	39.9	$40.2	0.1	$1.8

1) Effects from currency translations.

Full year 2014	Airbag Products		Seatbelt Products		Active Safety		Total
	%	$	%	$	%	$	%	$
Organic change	5.8	$330.8	2.3	$64.7	44.6	$153.8	6.2	$549.3
Currency effects1)	(1.1)	(65.5)	(1.3)	(37.3)	(2.7)	(9.4)	(1.2)	(112.2)
Acquisitions/divestitures	—	—	—	—	—	—	—	—

Reported change	4.7	$265.3	1.0	$27.4	41.9	$144.4	5.0	$437.1

1) Effects from currency translations.

Sales by Region

Quarter October - December	China		Japan		RoA		Americas		Europe		Total
	%	$	%	$	%	$	%	$	%	$	%	$
Organic change	0.6	$2.6	(5.5)	$(10.0)	(1.7)	$(4.2)	6.5	$48.4	11.2	$83.1	5.1	$119.9
Currency effects1)	(0.6)	(2.8)	(12.4)	(22.9)	(1.9)	(4.6)	(1.9)	(14.2)	(9.9)	(73.6)	(5.0)	(118.1)
Acquisitions/divestitures	—	—	—	—	—	—	—	—	—	—	—	—

Reported change	0.0	$(0.2)	(17.9)	$(32.9)	(3.6)	$(8.8)	4.6	$34.2	1.3	$9.5	0.1	$1.8

1) Effects from currency translations.

Full year 2014	China		Japan		RoA		Americas		Europe		Total
	%	$	%	$	%	$	%	$	%	$	%	$
Organic change	8.2	$115.6	7.7	$53.3	(0.3)	$(3.0)	6.6	$195.2	6.5	$188.2	6.2	$549.3
Currency effects1)	0.1	0.5	(7.8)	(53.9)	1.2	11.2	(1.3)	(39.4)	(1.0)	(30.6)	(1.2)	(112.2)
Acquisitions/divestitures	—	—	—	—	—	—	—	—	—	—	—	—

Reported change	8.3	$116.1	(0.1)	$(0.6)	0.9	$8.2	5.3	$155.8	5.5	$157.6	5.0	$437.1

1) Effects from currency translations.

Q4 Report – 2014

Operating Working Capital

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations’ management.

	December 31	September 30	June 30	March 31	December 31
	2014	2014	2014	2014	2013
Total current assets	$4,136.2	$4,489.8	$4,851.5	$3,800.9	$3,700.4
Total current liabilities	(2,138.6)	(2,325.0)	(2,447.7)	(2,555.7)	(2,428.5)

Working capital	1,997.6	2,164.8	2,403.8	1,245.2	1,271.9
Cash and cash equivalents	(1,529.0)	(1,846.7)	(2,060.2)	(1,096.8)	(1,118.3)
Short-term debt	79.6	250.4	246.4	360.6	339.4
Derivative asset and liability, current	(0.8)	(0.9)	0.1	(0.4)	1.1
Dividends payable	47.9	49.3	50.1	49.0	49.1

Operating working capital	$595.3	$616.9	$640.2	$557.6	$543.2

Net Debt (Cash)

As part of efficiently managing the Company’s overall cost of funds, we routinely enter into “debt-related derivatives” (DRD) as part of our debt management. Creditors and credit rating agencies use net debt adjusted for DRD in their analyses of the Company’s debt and therefore we provide this non-U.S. GAAP measure. DRD are fair value adjustments to the carrying value of the underlying debt. Also included in the DRD is the unamortized fair value adjustment related to a discontinued fair value hedge which will be amortized over the remaining life of the debt. By adjusting for DRD, the total financial liability of net debt (cash) is disclosed without grossing debt up with currency or interest fair values.

	December 31	September 30	June 30	March 31	December 31
	2014	2014	2014	2014	2013
Short-term debt	$79.6	$250.4	$246.4	$360.6	$339.4
Long-term debt	1,521.2	1,520.5	1,528.3	277.7	279.1

Total debt	1,600.8	1,770.9	1,774.7	638.3	618.5
Cash and cash equivalents	(1,529.0)	(1,846.7)	(2,060.2)	(1,096.8)	(1,118.3)
Debt-related derivatives	(10.0)	(10.6)	(10.5)	(11.7)	(11.5)

Net debt (cash)	$61.8	$(86.4)	$(296.0)	$(470.2)	$(511.3)

Leverage ratio

The non-U.S. GAAP measure net debt (cash) is also used in the non-U.S. GAAP measure “Leverage ratio”. Management uses this measure to analyze the amount of debt the Company can incur under its debt policy. Management believes that this policy also provides guidance to credit and equity investors regarding the extent to which the Company would be prepared to leverage its operations. For details on leverage ratio refer to the table below.

	December 31	December 31
	2014	2013
Net debt (cash)1)	$61.8	$(511.3)
Pension liabilities	232.5	147.3

Debt (cash) per the Policy	$294.3	$(364.0)

Income before income taxes	$667.0	$734.0
Plus: Interest expense, net2)	58.6	28.9
Depreciation and amortization of intangibles3)	305.4	286.0

EBITDA per the Policy	$1,031.0	$1,048.9

Leverage ratio4)	0.3	n/a

1) Net debt (cash) is short- and long-term debt and debt-related derivatives less cash and cash equivalents. 2) Interest expense, net was interest expense including cost for extinguishment of debt, if any, less interest income. 3) Including impairment write-offs, if any. 4) Leverage ratio was not applicable in December 2013 due to net cash position.

Q4 Report – 2014

Items Affecting Comparability

(Dollars in millions, except per share data)

The following items have affected the comparability of reported results from year to year. We believe that, to assist in understanding Autoliv’s operations, it is useful to consider certain U.S. GAAP measures exclusive of these items. Accordingly, the tables below reconcile from non-U.S. GAAP to the equivalent U.S. GAAP measure.

	Quarter October - December 2014			Quarter October - December 2013
	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP
Operating income	$237.2	$(20.5)	$216.7	$236.3	$(33.6)	$202.7
Operating margin, %	10.1	(0.9)	9.2	10.0	(1.4)	8.6
Income before taxes	$223.8	$(20.5)	$203.3	$228.2	$(33.6)	$194.6
Net income2)	$162.8	$(14.8)	$148.0	$163.4	$(62.9)	$100.5
Return on capital employed, %	26.3	(1.7)	24.6	26.9	(3.6)	23.3
Return on total equity, %	17.9	(1.3)	16.6	16.1	(6.1)	10.0
Earnings per share, diluted2,3)	$1.81	$(0.16)	$1.65	$1.70	$(0.66)	$1.04

	Full year 2014			Full year 2013
	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP
Operating income	$842.4	$(119.8)	$722.6	$808.4	$(47.0)	$761.4
Operating margin, %	9.1	(1.3)	7.8	9.2	(0.6)	8.6
Income before taxes	$786.8	$(119.8)	$667.0	$781.0	$(47.0)	$734.0
Net income2)	$549.1	$(80.1)	$469.0	$562.0	$(72.1)	$489.9
Capital employed2)	$3,584	$(80)	$3,504	$3,561	$(72)	$3,489
Return on capital employed, %	23.6	(3.1)	20.5	23.4	(1.3)	22.1
Return on total equity, %	14.2	(1.9)	12.3	14.3	(1.8)	12.5
Earnings per share, diluted2,3)	$5.93	$(0.87)	$5.06	$5.82	$(0.75)	$5.07
Total parent shareholders’ equity per share2)	$39.54	$(0.90)	$38.64	$42.92	$(0.75)	$42.17

1) Capacity alignment and antitrust investigations (including settlements of class actions in the second and third quarter 2014). 2) Adjustments for a non-cash, non-recurring valuation allowance for deferred tax assets in both the fourth quarter 2013 and full year 2013 of $39 million on net income and capital employed, and $0.41 on EPS and total parent shareholder equity per share. 3) Assuming dilution and net of treasury shares.

Q4 Report – 2014

Multi-year Summary

(Dollars in millions, except per share data)	20141)	20131, 5)	20121)	20111)	20101)
Sales and Income
Net sales	$9,240	$8,803	$8,267	$8,232	$7,171
Operating income	723	761	705	889	869
Income before income taxes	667	734	669	828	806
Net income attributable to controlling interest	468	486	483	623	591

Financial Position
Current assets excluding cash	2,607	2,582	2,312	2,261	2,101
Property, plant and equipment, net	1,390	1,336	1,233	1,121	1,026
Intangible assets (primarily goodwill)	1,661	1,687	1,707	1,716	1,722
Non-interest bearing liabilities	2,400	2,364	2,162	2,102	2,001
Capital employed	3,504	3,489	3,415	3,257	3,066
Net debt (cash)	62	(511)	(361)	(92)	127
Total equity	3,442	4,000	3,776	3,349	2,939
Total assets	7,443	6,983	6,570	6,117	5,665
Long-term debt	1,521	279	563	364	638

Share data
Earnings per share (US$) – basic	5.08	5.09	5.17	6.99	6.77
Earnings per share (US$) – assuming dilution	5.06	5.07	5.08	6.65	6.39
Total parent shareholders’ equity per share (US$)	38.64	42.17	39.36	37.33	32.89
Cash dividends paid per share (US$)	2.12	2.00	1.89	1.73	0.65
Cash dividends declared per share (US$)	2.14	2.02	1.94	1.78	1.05
Share repurchases	616	148	—	—	—
Number of shares outstanding (million)2)	88.7	94.4	95.5	89.3	89.0

Ratios
Gross margin (%)	19.5	19.4	19.9	21.0	22.2
Operating margin (%)	7.8	8.6	8.5	10.8	12.1
Pretax margin (%)	7.2	8.3	8.1	10.1	11.2
Return on capital employed (%)	21	22	21	28	28
Return on total equity (%)	12	13	14	20	22
Total equity ratio (%)	46	57	57	55	52
Net debt to capitalization (%)	2	N/A	N/A	N/A	4
Days receivables outstanding	71	70	66	67	69
Days inventory outstanding	32	31	30	32	32

Other data
Airbag sales3)	5,951	5,686	5,392	5,393	4,723
Seatbelt sales4)	2,800	2,773	2,657	2,679	2,363
Active Safety sales	489	345	218	160	85
Net cash provided by operating activities	713	838	689	758	924
Capital expenditures, net	453	379	360	357	224
Net cash used in investing activities	(453)	(377)	(358)	(373)	(297)
Net cash provided by (used in) financing activities	226	(318)	(91)	(223)	(529)
Number of employees, December 31	50,800	46,900	41,700	38,500	34,600

1) Costs in 2014, 2013, 2012, 2011 and 2010 for capacity alignments and antitrust investigations reduced operating income by (millions) $120, $47, $98, $19 and $21 and net income by (millions) $80, $33, $71, $14 and $16. This corresponds to 1.3%, 0.6%, 1.2%, 0.2% and 0.3% on operating margins and 0.9%, 0.4%, 0.9%, 0.2% and 0.2% on net margins. The impact on EPS was $0.87, $0.34, $0.74, $0.15 and $0.17 while return on total equity was reduced by 1.9%, 0.8%, 1.8%, 0.4% and 0.6% for the same five year period. 2) At year end, net of treasury shares. 3) Includes passive electronics, steering wheels, inflators and initiators. 4) Includes seat components until a June 2012 divestiture. 5) Includes adjustments for a non-cash, non-recurring valuation allowance for deferred tax assets of $39 million on net income and capital employed, and $0.41 on EPS and total parent shareholder equity per share.